EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER 2015 RESULTS

Houston (March 10, 2016) -- Adams Resources & Energy, Inc., (NYSE MKT: AE), announced an unaudited fourth quarter 2015 net loss of $8,404,000 or $1.99 per common share on revenues of $348,255,000.  This compares to an unaudited net loss of $6,670,000 or $1.58 per share on revenues of $849,736,000 for the fourth quarter of 2014.  For the full year 2015, the Company incurred a net loss totaling $1,275,000 or $.30 per share on revenues of $1,944,279,000.

A summary of fourth quarter 2015 and 2014 operating results follows:

	Fourth Quarter
	2015	2014
Operating Earnings (Loss)
Marketing	$490,000	$(1,333,000)
Transportation	489,000	1,156,000
Oil and gas	(12,610,000)	(8,650,000)
Administrative expenses	(2,189,000)	(1,912,000)
	(13,820,000)	(10,739,000)
Interest income (expense), net	82,000	96,000
Income tax benefit	5,334,000	3,669,000
Discontinued operations, net of tax	-	304,000

Net earnings (loss)	$(8,404,000)	$(6,670,000)

President and Chief Executive Officer, Thomas S. Smith, stated that 2015 fourth quarter results include a $4.3 million pre-tax write-down of the carrying value of crude oil inventories within the marketing segment and a $10.9 million pre-tax write-down in the carrying value of capitalized oil and gas property costs.  These charges followed declines in the commodity market price for crude oil.  Similarly in the fourth quarter of 2014, crude oil prices dropped and the Company recognized a $12.6 million pretax write-down in the carrying value of crude oil inventories and a $7.4 million pretax write-down in the carrying value of oil and gas properties.  The Company’s financial position remains sound and net cash provided by operating activities totaled $25,477,000 for the full year 2015.  The Company continues to have no bank debt or other forms of debenture obligations and cash balances at December 31, 2015 totaled $91,877,000, an increase from $80,184,000 at December 31, 2014.

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Cautionary Statement Regarding Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$1,944,279	$4,132,826	$348,255	$849,736

Costs, expenses and other	(1,946,324)	(4,123,046)	(361,993)	(860,379)
Income tax (provision) benefit	770	(3,561)	5,334	3,669
Earnings (loss) from continuing operations	(1,275)	6,219	(8,404)	(6,974)
Earnings (loss) from discontinued
operations, net of tax	-	304	-	304

Net earnings (loss)	$(1,275)	$6,523	$(8,404)	$(6,670)

Earnings (loss) per common share:
From continuing operations	$(.30)	$1.48	$(1.99)	$(1.65)
From discontinued operations	-	.07	-	.07
Basic and diluted net earnings
per common share	$(.30)	$1.55	$(1.99)	$(1.58)

Dividends per common share	$.88	$.88	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	December 31,	December 31,
	2015	2014
ASSETS
Cash	$91,877	$80,184
Other current assets	84,660	170,761
Total current assets	176,537	250,945

Net property & equipment	59,715	84,871
Deposits and other assets	6,963	4,998
	$243,215	$340,814

LIABILITIES AND EQUITY
Total current liabilities	$80,197	$168,603
Deferred taxes and other liabilities	10,508	14,714
Shareholders’ equity	152,510	157,497
	$243,215	$340,814